                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*




                          Eagle USA Airfreight, Inc.
                   -----------------------------------------
                               (Name of Issuer)

                                 Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)

                                 270018 10 4
                   -----------------------------------------
                               (CUSIP Number)





         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 270018 10 4                    13G                  Page 2 of 5 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James R. Crane
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /
      Not applicable
--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     8,572,378
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   None
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     8,572,378
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     None
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      8,572,378
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


      Not applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      46.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!



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       ITEM 1.

          Item 1(a)    Name of Issuer:                Eagle USA Airfreight, Inc.
          Item 1(b)    Address of Issuer's            3214 Lodestar
                       Principal Executive Offices:   Houston, Texas  77032

       ITEM 2.

          Item 2(a)    Name of Person Filing:         James R. Crane
          Item 2(b)    Address of Principal           3214 Lodestar
                       Business Office:               Houston, Texas  77032

          Item 2(c)    Citizenship:                   U.S.
          Item 2(d)    Title of Class of Securities:  Common Stock

          Item 2(e)    CUSIP Number:                  270018 10 4


       ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


                       (a)  [ ]  Broker or dealer registered under Section 15
                                 of the Act

                       (b)  [ ]  Bank as defined in section 3(a)(6) of the Act

                       (c)  [ ]  Insurance  Company as  defined in section
                                 3(a)(19) of the Act

                       (d)  [ ]  Investment Company registered under section 8
                                 of the Investment Company Act

                       (e)  [ ]  Investment Adviser registered under section
                                 203 of the Investment Advisers Act of 1940

                       (f)  [ ]  Employee Benefit Plan, Pension Fund which is
                                 subject to the provisions of the Employee
                                 Retirement Income Security Act of 1974 or
                                 Endowment Fund; see
                                 Section 240.13d-1(b)(1)(ii)(F)

                       (g)  [ ]  Parent Holding Company, in accordance with
                                 Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

                       (h)  [ ]  Group, in accordance with
                                 Section 240.13d-1(b)(1)(ii)(H)






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       ITEM 4.         OWNERSHIP

                       (a)      Amount Beneficially Owned: 8,572,378

                       (b)      Percent of Class:   46.3%

                       (c)      Number of shares as to which such person has:

                                (i)     Sole power to vote or to
                                        direct the vote:              8,572,378

                                (ii)    Shared power to vote or to
                                        direct the vote:                   None

                                (iii)   Sole power to dispose or to
                                        direct the disposition of:    8,572,378

                                (iv)    Shared power to dispose or to
                                        direct the disposition:            None

       ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                       Not Applicable

       ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                       ANOTHER PERSON

                       Not Applicable

       ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                       Not Applicable

       ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                       Not Applicable

       ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                       Not Applicable

       ITEM 10.        CERTIFICATION

                       Not Applicable





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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 13, 1998


                                               /s/ James R. Crane
                                     -----------------------------------
                                                   James R. Crane





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